Exhibit 99(h)(24)

EXPENSE LIMITATION AGREEMENT

ALLIANCEBERNSTEIN L.P.
1345 Avenue of the Americas
New York, New York 10105

December 15, 2014

AllianceBernstein Cap Fund, Inc.
1345 Avenue of the Americas
New York, New York 10105

Dear Sirs:

AllianceBernstein L.P. herewith confirms our agreement with you as follows:

1.            You are an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "Act").  You propose to engage in the business of investing and reinvesting your assets in accordance with applicable limitations.  Pursuant to an Advisory Agreement dated as of December 15, 2014 (the "Advisory Agreement"), you have employed us to manage the investment and reinvestment of such assets with respect to the AllianceBernstein Multi-Manager Select 2020 Fund (the "Portfolio").

2.            We hereby agree that, notwithstanding any provision to the contrary contained in the Advisory Agreement, we shall limit as provided herein the aggregate expenses incurred by the Portfolio, including but not limited to the fees payable to us pursuant to the Advisory Agreement ("Advisory Fees"), but not including (i) extraordinary expenses, (ii) interest expense, (iii) the fees and expenses of registered investment companies or series thereof in which the Portfolio invests (the "Limitation").  Under the Limitation, we agree that, until one year after the date that shares of the Portfolio are first offered to the public (the "Limitation Expiration Date"), such expenses shall not exceed a percentage (the "Percentage Expense Limitation") of the Portfolio's average daily net assets equal to, on an annualized basis, 0.46% in the case of the Class A shares, 1.21% in the case of the Class B shares, 1.21% in the case of the Class C shares, 0.21% in the case of the Advisor Class shares, 0.71% in the case of the Class R shares, 0.46% in the case of the Class K shares, 0.21% in the case of the Class I shares, 0.21% in the case of the Class Z shares, 0.46% in the case of the Class 1 shares and 0.21% in the case of the Class 2 shares.

To determine our liability for expenses in excess of the Percentage Expense Limitation, the amount of allowable fiscal-year-to-date expenses shall be computed daily by prorating the Percentage Expense Limitation based on the number of days elapsed within the fiscal year, or limitation period, if shorter (the "Prorated Limitation").  The Prorated Limitation shall be compared to the Portfolio's expenses recorded through the current day in order to produce the allowable expenses to be recorded for the current day (the "Allowable Expenses").  If Advisory Fees and the Portfolio's other expenses for the current day exceed the Allowable Expenses, Advisory Fees for the current day shall be reduced by such excess ("Unaccrued Fees").  In the event such excess exceeds the amount due as Advisory Fees, we shall be responsible for the additional excess ("Other Expenses Exceeding Limit").  Cumulative Unaccrued Fees or cumulative Other Expenses Exceeding Limit shall be paid to us in the future, provided that (1) no such payment shall be made to us after the end of the third fiscal year after the fiscal period in which the Unaccrued Fees or Other Expenses Exceeding Limit were recorded, and (2) such payment shall be made only to the extent that it does not cause your aggregate expenses, on an annualized basis, to exceed the Percentage Expense Limitation.

3.            Nothing in this Agreement shall be construed as preventing us from voluntarily limiting, waiving or reimbursing your expenses outside the contours of this Agreement during any time period before or after the Limitation Expiration Date; nor shall anything herein be construed as requiring that we limit, waive or reimburse any of your expenses incurred after the Limitation Expiration Date or, except as expressly set forth herein, prior to the Limitation Expiration Date.

4.            This Agreement shall become effective on the date hereof and remain in effect until the end of the third fiscal year after the last fiscal period in which Unaccrued Fees or Other Expenses Exceeding Limit hereunder were recorded.  Upon the termination or expiration hereof, we shall have no claim against you for any amounts not reimbursed to us pursuant to the provisions of paragraph 2.

5.            This Agreement shall be construed in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the Act.

If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

Very truly yours,

ALLIANCEBERNSTEIN L.P.

		By:	/s/ Emilie D. Wrapp
		Name:	Emilie D. Wrapp
		Title:	Assistant Secretary

Agreed to and accepted
as of the date first set forth above.

ALLIANCEBERNSTEIN CAP FUND, INC.

By:	/s/ Eric C. Freed
Name:	Eric C. Freed
Title:	Assistant Secretary